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                                                                    EXHIBIT 12.1

                                US Xchange, LLC


                                                              Fiscal Year Ended
                                                                 December 31
                                             -------------------------------------------------
                                               1999           1998          1997        1996
                                             -----------   -----------   ----------   --------
SELECTED HISTORICAL DATA
Earnings were calculated as follows:

Income (loss) before taxes                   (90,354,670)  (50,622,933)  (5,828,368)  (137,810)
Add: Fixed charges                            35,596,698    17,053,243       93,146       --
Deduct: Capitalized interest                   3,974,420     2,295,721        2,103       --
                                             -----------   -----------   ----------   --------
Earnings (Deficiency)                        (58,732,392)  (35,865,411)  (5,737,325)  (137,810)
                                             -----------   -----------   ----------   --------

Fixed changes were calculated as follows:
Interest expense                              29,537,206    13,838,996       30,452       --
Portion of rentals attributable to interest    2,085,072       918,526       60,591       --
Capitalized interest                           3,974,420     2,295,721        2,103       --
                                             -----------   -----------   ----------   --------
Fixed charges                                 35,948,095    17,053,243       93,146       --
                                             -----------   -----------   ----------   --------

Ratio of earnings to fixed charges                     0             0            0          0

Deficiency                                    94,329,090    52,918,654    5,830,471    137,810
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